On April 24, 2025, The Interpublic Group of Companies, Inc. held a conference call to discuss its first-quarter 2025 results. CALL PARTICIPANTS IPG PARTICIPANTS Philippe Krakowsky Chief Executive Officer Ellen Johnson Executive Vice President, Chief Financial Officer Jerry Leshne Senior Vice President, Investor Relations ANALYST PARTICIPANTS David Karnovsky J.P.Morgan Jason B. Bazinet Citi Cameron McVeigh Morgan Stanley Michael Nathanson MoffettNathanson Research Daniel Osley Wells Fargo Julien Roch Barclays Craig A. Huber Huber Research Partners

2 COMPANY PRESENTATION AND REMARKS Operator: Good morning, and welcome to the Interpublic Group first-quarter 2025 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Jerry Leshne, Senior Vice President, Investor Relations: Good morning. Thank you for joining us. This morning, we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO. We have posted our earnings release and our slide presentation on our website, interpublic.com. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern time. During this call we will refer to forward-looking statements about our company. These are subject to the uncertainties and the cautionary statement that are included in our earnings release and the slide presentation. These are further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance. At this point, it is my pleasure to turn things over to Philippe Krakowsky. Philippe Krakowsky, Chief Executive Officer Thanks, Jerry, and thank you all for joining us. This morning, I’ll begin with a high-level view of the quarter and progress on our transformation program, after which Ellen will add detail on our performance. I’ll then conclude with an update on the tone of the business, as well as on the status of our acquisition by Omnicom. Turning to Q1 results, and starting with revenue, our organic revenue decrease was 3.6%, which is consistent with the outlook and phasing we shared with you earlier this year. Our revenue change was largely due to the impact of certain account activity over the previous twelve-month period, which we’ve discussed with you on prior calls. As expected, those headwinds intensified sequentially from last year’s fourth quarter, due to the timing of trailing wins and losses. Our three largest losses weighed on growth by 4.5% to 5%, impacting results across a number of geographic regions and disciplines, notably the U.S., Europe and AsiaPac, and our IAC and MD&E segments. Trailing account losses were partially offset by sound underlying performance, with

3 notably strong growth once again by IPG Mediabrands, Deutsch and Golin, and, regionally, by growth in LatAm and our Other Markets group. By client sector, we had very strong growth with our tech & telecom clients, as well as solid increases in food & beverage and financial services. Turning to expenses and profitability in the quarter, our adjusted EBITA was $186.5 million, with margin of 9.3%. That result reflects continued operating discipline by our teams and a strong start to the strategic restructuring program that we described in our February call. Adjusted EBITA excludes charges for restructuring in the quarter, which, as you’ve seen, were $203 million, of which slightly more than half is noncash. We also adjust for deal expenses related to the combination with Omnicom, which were $4.8 million in the first quarter, and which appear in our SG&A expense. The quarter marked meaningful progress toward the objectives of the transformational restructuring of our business, by both enhancing our offerings and driving significant structural expense savings. Operating expenses in the quarter, compared to a year ago, clearly track to the strategic evolution of our model, with operating leverage in some areas, alongside continued investment in technology to enable key platform services and solutions. As we outlined earlier this year, we are moving at pace to greater functional centralization, increasing offshoring and nearshoring of centers of excellence, and an enterprise-wide focus on tech-driven platform benefits in key client-facing areas such as production and analytics, as well as corporate functions, including finance and HR management. With the implementation of these changes well underway, we have identified further opportunities for transformation and structural re-design. With that increased scope, we currently expect that charges for restructuring this calendar year will be in the range of $300 to $350 million, a significant portion of which will remain noncash. That will, in turn, yield run-rate annualized expense savings of a similar magnitude as the eventual charge. It’s very important to note that we continue to see almost no overlap between these actions as standalone IPG and the $750 million of identified cost synergies that will result from the merger of our company into Omnicom. So, the benefit of these increased structural cost savings should accrue to the newly merged entity in 2026 and beyond. Our diluted EPS in the quarter was a loss of $0.23 as reported, due to the restructuring investment, while our adjusted diluted EPS was $0.33. Another important development during the quarter was that we were able to re-initiate share repurchases, following the pause that had been required in connection with the early stages of the acquisition. Subsequent to our special meeting of shareholders on March 18th, at which we received support for the transaction from over 99% of shares voted, we were able to re-enter the market for 3.4 million shares over the balance of the quarter, returning $90 million to shareholders.

4 Turning to our outlook, we know that macro developments and their potential ramifications have moved front-and-center for all of us. The impact of this uncertainty is not yet clear, and the implications vary widely for our clients across industries and geographies. Our posture, as always, has been to stay close to our clients, especially in periods of heightened uncertainty. As of now, marketers appear to be in a phase of scenario planning, assessing the implications of possible changes to the flows of global commerce, and, as they sort these developments, we know that we’re all addressing these things and these changes that are taking place at speed. As we engage with clients in considering the decisions they may need to make when it comes to channel choices, investment levels and the best mix of marketing disciplines required to deliver business outcomes, we will begin to get greater clarity on the impact of the macro on our sector. And we will of course update you on that evolving landscape. Today, we can report that performance in Q1 has been fully consistent with what we’d expected, that we’ve not seen a marked change in client activity, and that we therefore remain on track with the full-year performance targets for revenue and margin that we shared with you a few months ago: an organic decrease of 1% to 2% in net revenue, due to trailing account headwinds, and adjusted EBITA margin of 16.6%. Should there be a slowdown, we have shown that we are capable of navigating challenging circumstances. We continue to provide services that marketers require in order to deliver sales and business outcomes, regardless of where we are in the economic cycle. We also know that, if the macro ultimately weighs on broader consumer sentiment and economic activity, with a resulting impact to our revenue, we’ve consistently proven the benefits of our flexible cost model. We’ve also demonstrated our resilience, in that we’ve rebounded strongly as we emerge from such cycles. We are entering this dynamic period with our program of strategic transformation and cost reduction well underway, with strong underlying financial resources, and both should further solidify our position at a time of growing uncertainty. I’ll come back with an update on the status of our acquisition by Omnicom, the compelling growth benefits of the new company for clients and the resulting value creation that we see in the combination, but at this point I’ll turn things over to Ellen for a more in-depth view of our results.

5 Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you. I hope that everyone is well. As a reminder, my remarks will track to the presentation slides that accompany our webcast. Beginning on slide 2 of the presentation, our organic decrease of net revenue in the quarter was 3.6%, which was in line with our expected performance for the quarter. Adjusted EBITA in the quarter was $186.5 million, and margin on net revenue was 9.3%. It’s worth noting that Q1 is our smallest seasonal quarter for revenue, while our operating expenses are recognized more ratably across the year. Adjustments exclude our charges for restructuring of $203.3 million, amortization of acquired intangibles of $20.4 million and $4.8 million of deal expenses in SG&A related to our acquisition by Omnicom. Our reported loss per diluted share in the quarter was $0.23, while earnings were $0.33 per diluted share as adjusted. Below the line, we have adjusted for non- operating losses from the disposition of non-strategic businesses. We repurchased 3.4 million shares, returning $90 million. We concluded the quarter in a strong financial position, with $1.9 billion of cash on the balance sheet, and with only 1.84 times gross financial debt-to-EBITDA, as defined in our credit facility. Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Turning to first-quarter revenue on slide 4:  Our net revenue in the quarter was $2.0 billion, a decrease of 8.5% from a year ago.  Compared to Q1-24, the impact of the change in exchange rates was negative 1.2%.  The impact of our net divestitures, mainly R/GA and Huge, was negative 3.7%.  Our organic net revenue decrease was 3.6%. Further down this slide, we break out segment net revenue performance in the quarter. Our Media, Data & Engagement Solutions segment grew 2.2% organically. Strong growth at IPG Mediabrands and growth at Acxiom was offset by continued decreases at MRM. The organic decrease at our Integrated Advertising & Creativity Led Solutions segment was 10.3%. That performance largely reflects the decision of a single client, in the healthcare sector, and, to a lesser degree, generally soft performance across our creativity-led agencies. We continued to have strong growth at Deutsch.

6 At our Specialized Communications & Experiential Solutions segment, our organic decrease was 2.4%. Modest growth in public relations, led by Golin’s performance, was offset by decreases at our experiential offerings. Moving on to slide 5, our net revenue change by region in the quarter.  The U.S., which was 68% of our first-quarter net revenue, decreased organically by 4.0%, reflecting the impact of certain accounts lost in late 2023 and during 2024 that weighed on growth broadly across our domestic operations. IPG Mediabrands continued to post strong growth in the quarter.  International markets were 32% of our net revenue in the quarter, and decreased 2.6% organically. o In the U.K., which represented 8% of our net revenue in the quarter, the organic decrease was 6.1%, chiefly due to soft results across some of our advertising and experiential offerings. o Continental Europe was 8% of our net revenue in the quarter and decreased 40 basis points organically, which was against 8.9% growth a year ago. Trailing net losses weighed on performance in the quarter across several national markets. o In AsiaPac, which was 6% of net revenue in the quarter, our organic decrease was 9.0%. The loss of certain global accounts weighed on results across the region. o In LatAm, which was 4% of net revenue in the quarter, we grew 3.1% organically. By market, our growth was led by Colombia, Chile and Argentina, while Brazil decreased in the quarter. o Our International Markets group, which consists of Canada, the Middle East and Africa, was 6% of net revenue in Q1 and grew 2.9% organically. Performance was due to strong growth in Canada. Moving on to slide 6 and operating expenses in the quarter: Our fully adjusted EBITA margin in the quarter was 9.3%. That’s a decrease of only 10 basis points from a year ago, notwithstanding lower revenue. Our adjusted EBITA margin is before expenses for our strategic restructuring and Omnicom deal costs in SG&A. Our charge for restructuring was approximately $203 million, of which $109 million is noncash. In general, expenses in the quarter reflect the continuation of our recent trend, with operating leverage on salaries & related expenses alongside increased investment in technology. Our ratio of total salaries & related expenses improved 120 basis points to 70.9% of net revenue. It’s worth noting that all the expense ratios are against our smaller first- quarter revenue base. Compared to a year ago, we had leverage on base payroll, severance expense, given the broader reset of our expense base, and temporary labor, which was partially offset by higher expense for our performance-based incentive compensation programs. We ended the quarter with headcount of approximately 51,550, an organic decrease of 6.5%.

7 Our office & other direct expense increased as a percent of net revenue by 120 basis points to 16.0%. Occupancy expense decreased by 10 basis points as a percent of net revenue, while “all other” office & other direct expense increased by 130 basis points, mainly due to higher levels of investment in technologies driving the enhancement of our services and the transformation of our company. Our SG&A expense was 2.0% of net revenue, compared with 1.7% a year ago, with Omnicom deal costs contributing to the increase in the quarter. Turning to slide 7, we present detail on adjustments to our reported first-quarter results, in order to give you better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS. Our expense for the amortization of acquired intangibles, in the second column, was $20.4 million. Charges for restructuring were $203.3 million. Deal costs pertaining to the planned acquisition by Omnicom were $4.8 million. Below operating expenses, our net loss due to sales of non-strategic businesses was $36.4 million. At the foot of this slide, you can see the after-tax impact per diluted share of each of these adjustments, which bridges the first-quarter diluted loss per share as reported of $0.23 to adjusted earnings of $0.33 per diluted share. On slide 8 we turn to our cash flow for the first quarter:  Cash used in operations was $37.0 million compared with $157.4 million a year ago. As a reminder, our operating cash flow is highly seasonal. We typically generate significant cash from working capital in the fourth quarter and use cash in the first quarter. During this year’s first quarter, our working capital use was historically low at $86.1 million. It’s worth noting that cash from operations before working capital changes was $49.1 million in the quarter.  In our investing activities, we used $58.2 million in the quarter, for acquisitions and cap-ex.  Our financing activities in the quarter used $248.0 million, primarily for our common stock dividend and share repurchases.  Our net decrease in cash for the quarter was $319.8 million. On slide 9 is the current portion of our balance sheet. We ended the quarter with $1.9 billion of cash and equivalents. Slide 10 depicts the maturities of our outstanding debt and our diversified maturity schedule. Total debt at quarter end was $3.0 billion, and our next scheduled maturity is not until 2028. In summary, our strong financial discipline continues, and the strength of our balance sheet and liquidity mean that we remain well-positioned both financially and commercially. And with that, I’ll turn it back to Philippe.

8 Mr. Krakowsky: As we have mentioned, the results we are reporting today are consistent with our forecast coming into the year. Against the net account headwinds driven in large part by three significant losses in 2024, the underlying business is sound, with growth of between 1% and 1.5% on a net basis. Notable strength was evident in our media offering, where we have been building proprietary trading capabilities. Other areas of growth included Deutsch, Golin, our IPG-level production unit and Acxiom. The impact of our large reversal with a healthcare client in the consumer advertising space in 2024 weighed on FCB and IPG Health, which otherwise showed solid topline performance. In terms of profitability, we continued to demonstrate discipline, as you can see in our margin delivery, adjusted for the costs of the transformation program that we are undertaking. And, specific to that program, we’ve made a strong start to the restructuring efforts, in both corporate functional areas, as well as centers of excellence focused on delivery of service to clients. The benefits of that program look as if they will exceed our initial forecast, with the upside accruing to the newly merged company once our transaction with Omnicom is complete, since, as we said earlier, there is almost no overlap between our efforts and the cost synergies that have been outlined as part of the integration of the two companies. Turning now to specific highlights from the quarter, operationally, we’ve entered the new year with the kind of consistently strong levels of industry recognition that we are known for, and which validate the competitive strength of our offerings. On Fast Company’s list of Most Innovative Companies, which was announced during the first quarter, IPG was better represented than any other holding company group, with five of our agencies at the top of this ranking, including FCB, Golin, Martin Agency, McCann and Weber. Just last week, we announced the appointment of a Global Head of AI Commerce to advance our delivery of agentic commerce solutions, a new offering that enables clients to grow profitable share across omnichannel media. The remit for this role includes integrating market-wide data signals provided by Intelligence Node, the acquisition we announced late last year, into these platforms and deepening our strategic partnerships with key players in the commerce ecosystem to create a more robust and cohesive suite of commerce solutions for our clients. This strategic move underscores our commitment to leveraging AI to enhance commerce and deliver superior results for our clients. The combination with Omnicom and their complementary capabilities, like their Flywheel platform, will further position us as a leader in innovation that can drive sales and business results for marketers in the commerce space.

9 During the quarter, we also launched AI Console, a personal AI agent available to all of our employees. AI Console is part of our Interact marketing platform that enhances productivity by enabling users to create custom AI agents for the full range of capabilities we provide for our clients, such as summarizing media plans, drafting press releases and generating image mock-ups, to name just a few examples. Beyond the foundational use cases that Mediabrands and Acxiom have pioneered for us in AI through our Interact software platform, there are now thousands of Interpublic practitioners using Interact, and soon AI Console, to leverage AI to improve efficiency and creativity across all areas of our business. Within our MD&E Solutions, I mentioned Acxiom, which saw renewals in the quarter and new business wins with clients in the telco, CPG, financial services, insurance and healthcare sectors. Nielsen and Acxiom announced a new collaboration, where Nielsen will sync Acxiom Real ID™ into their system for cross-platform and data-driven linear media. Acxiom and Snowflake signed an expanded multiyear partnership agreement to power cloud modernization and data collaboration, as well as AI, for leading brands, and this allows clients to maximizes the power of their first-party data in marketing, while safeguarding privacy and security. Mediabrands, as you’ve heard, posted strong growth in the quarter, due to good regional new business across global markets and at all three of our media agency brands. MediaPost also named IPG Mediabrands as its Media Agency of the Year, and Mediabrands and UM are finalists for Campaign’s Global Agency of the Year Awards. In the IAC segment, we shared previously that, as part of its global consolidation review earlier this year, Kimberly-Clark expanded its partnership with Interpublic with an integrated holding company solution led by FCB. FCB retained its top position in The One Club for Creativity’s Global Creative Rankings. This was announced earlier in the quarter, and FCB finished 2024 as Agency Network of the Year, and FCB New York was again named Global Agency of the Year. In our healthcare space, IPG Health was named Network of the Year by Advertising Health, and a number of its agencies led across a range of award categories and in the Agency of the Year distinctions. Forrester released its 2025 evaluation of marketing, creative, and content services, and McCann was recognized in that ranking as a Strong Performer, setting the standard for creative vision with its mission to build enduring platforms through its “Truth Well Told” methodology. Among our U.S.-based creative agencies, The Martin Agency saw wins in Q1 with Hershey’s and Ulta Beauty, and Deutsch earned a spot on Ad Age’s prestigious 2025 A- List. Within our SC&E segment, Weber Shandwick recently launched the Weber Advisory, which is an integrated data and technology-enabled corporate advisory powered by our AI and tech platforms. This integrates Acxiom’s data spine to transform how organizations fuse data, technology and AI in their earned, owned and social media campaigns. IPG, Acxiom and a number of leading social networks are collaborating to develop capabilities designed to help marketers identify relevant and engaging

10 creators and influencers and match them with their specific target audiences. This solution leverages Acxiom’s Real Identity™ to address the challenges of effective creator identification. By focusing on audience engagement, we’re able to improve business outcomes in this high-growth area. At the PRWeek awards, Weber was named Agency of the Year, and Golin won a range of awards, including Best Promotional Event for Grubhub, Best in Arts, Entertainment, Sports & Media for Verizon, Best in Employee Engagement for McDonald’s, and Best Global Campaign, again for McDonald’s. In the experiential marketing space, Campaign named Momentum as its Experiential Agency of the Year for the second year running. The agency created a heralded ultimate fan experience in the Final Four with Coca-Cola, Powerade, and GEICO. Octagon continues to excel in sports and entertainment, which is an area that is highly differentiated for Interpublic and part of a sector within marketing that continues to grow in importance. The agency recently secured landmark partnerships for Bank of America and The Home Depot with U.S. Soccer, following their inaugural partnerships with FIFA for the 2026 World Cup. These multi-year agreements represent two of the largest long-term investments in U.S. Soccer history. Pivoting now and looking forward, we did not see anything in the first quarter or in April that would cause us to reconsider our expectations for the year. So we remain focused on delivering against the revenue and margin targets shared with you on our call in February. Strong Q1 growth at a number of our agencies mitigated the impact of the three large 2024 losses that, as we’ve indicated, will mute organic revenue performance this year. And, in terms of profitability and cost management, we have begun to right-size over the course of 2024, with associated elevated expense, and have now made strong progress in the transformation program we announced at the beginning of the year, which speeds our progress on strategic centralization and platforming. The macro is increasingly volatile, however, so we are staying very close to our clients as they plan for contingencies in light of the rapid pace of change and resulting uncertainty that we are all seeing. As we’ve seen in past periods when confronted with challenging economic crosscurrents, the impact on our clients can vary widely. Some client industry sectors benefit from greater flexibility in their own operating models, or greater access to localized or alternative sourcing, or geographic exposure that can be beneficial in relative terms. Though consumer sentiment has been resilient to date, confidence is not at the levels we were seeing as we entered the year. For many marketers, that may require a shift in products and services and the potential for greater emphasis on value. With our great resources in terms of talent, technology and data, we are well-positioned to help our clients should they need to activate a shift in focus, channels and marketing activity. And as clients look to invest in marketing that directly impacts sales, Acxiom is a key factor in how we can help businesses win. With this data foundation, our agencies and clients are operating on Infobase, the world’s largest, most secure and most trusted

11 core-identity resource outside the walled gardens. Companies can get a single view of the consumer, which in turn leads to increased precision and personalization in all marketing disciplines, leading to conversion with customers. Some of our competitors are prone to soundbite commentary when it comes to the benefits of their approaches or assets in the data space. Yet, despite what they claim, there is no better data asset than Acxiom when it comes to delivering precision, transparency and trust. Acxiom maintains direct integrations with the full range of media publishers, DSPs, SSPs and marketing technology platforms, giving it end-to-end connectivity across the entire media and tech ecosystem. We align the cadence of data refresh to the source systems of data that are relevant to a specific client and marketing situation, which means we refresh data anywhere from real-time to weekly, depending on the data type and use case. And, through our proprietary Acxiom assets and our connected tech platform ecosystem, we reach virtually every addressable person and audience, globally. The noise about reach as a percentage of global population is just that — what’s key to sophisticated marketers is calibrating the right message to the right audience in the most effective omnichannel environments, whether that’s paid media, the earned world of influencers, retail media networks or clients’ owned properties and channels. In partnership with leading social media networks, we help clients identify the brand-safe creators and influencers with the highest relevance and business impact for their growth audiences. So Acxiom’s data and tools, our Real ID™ identity resolution capabilities, combined with Interpublic agency expertise, are what help us deliver measurable ROI, and that’s vital in the current environment, which is why Interpublic continues to be a trusted partner at the heart of the growth agenda for many of the world’s most ambitious businesses. In terms of the acquisition by Omnicom, both companies garnered very strong support in our shareholder votes, and you know we’ve cleared the regulatory bar in five jurisdictions. Across the board, clients continue to share that they are looking forward to the benefits we will be able to deliver to them once our resources, geographic strengths, and company cultures come together to create an unmatched portfolio of talent, services and products. Our complementary capabilities will be underpinned by the most advanced sales and marketing platform in the industry, supercharging our creativity and delivering superior, data-driven outcomes for the brands we work with. We remain confident regarding the completion of the deal in the second half of 2025, as well as in the value that the new entity can create for all our stakeholders. With that, I’d like to thank our partners and our people for their continued support, and those of you on this call for your time. Let’s now open the floor to questions.

12 QUESTIONS AND ANSWERS Operator: Thank you. . . . Our first question comes from David Karnovsky of J.P.Morgan. Your line is open. David Karnovsky, J.P.Morgan: Hi. Thank you. Philippe, it would be great if you could dig in a bit more on the types of conversations you’re having with clients right now, recognizing that’s going to differ a lot based on the vertical and geography. And I’m curious how marketers are thinking about deploying media spend. I know you mentioned no marked change in activity, but kind of assuming that’s a comment on overall levels. Are you seeing any shifts within total outlays? So, for instance, are clients pulling dollars from brand channels and into performance? Or maybe putting greater reliance on principal media buying, just given the uncertainty? Thanks. Philippe Krakowsky, Chief Executive Officer: Sure. No, I mean, we haven’t seen that change, so I think if you were to strip it back, as you asked the question, the media market has been steady thus far into April, so we’re basically not seeing the shifts you’re talking about. And so, kind of existing trends unchanged kind of across all of the channels, whether that’s linear, digital, streaming or otherwise. I think that the conversations with clients go to some of what I tried to outline in the prepared remarks, which is that everybody is sort of pulling, monitoring for sentiment. I think the consumer has been resilient thus far. Obviously, the rate at which the sort of policy uncertainty clearly is something that everybody kind of filters through whatever they’re thinking about, right? So if you think about groups with international sourcing, sort of client organizations, they’re thinking about we’ve had something happen a few years ago where everybody thought about their supply chain, and, as you remember from that, the supply chains were resilient for quite some time. Then you think about specific industry sectors that might also be impacted. But at this point, it’s what we said, which is that you’ve got clients thinking about contingencies. We’re going to sort of look bottoms up. I mean, when you think about prior cycles, if the economy slows, from a discipline standpoint, where would we see it? We would see it in projects because they’re somewhat more discretionary, to your point. We might see it at kind of digital spend that you can action more quickly. But, at this point, everybody is very focused and everybody is trying to understand when there’ll be some measure of clarity. And the changes are fairly significant, and they happen on a weekly, if not quicker-than-that, basis. So I can’t really give you more than either how we’re thinking on the media side, what are we seeing on the consumer side, what are we seeing specific to clients, and their industry, their sector, their business model.

13 And everybody’s clearly focused on it, and there are a lot of discussions about what it is that is available to us. Are we seeing significant moves, to your point, to different channels or different tactics, disciplines? Not at this point. Mr. Karnovsky: Got it. Thanks for that. And then, can you expand a bit on the SC&E segment in the quarter? I think Ellen noted experiential off. I know events can be choppy, but it’s also, we would think, one of the more discretionary offerings you have. So just wanted to understand a bit better the trend in that segment, relative to the prior several quarters. Mr. Krakowsky: Look, I think choppy is a good word for it. I mean, everything is clearly choppier. It is the segment in which you would see more project spend. Those are, I think — we called out for you that PR grew. Golin was the key driver of that. And what you then have are three businesses that are not, don’t have such scale that you don’t have specific, client-specific events that would kind of drive that contraction. I don’t know if Ellen has any — Ellen Johnson, Executive Vice President, Chief Financial Officer: The only thing I would add to that is, their performance was, as we had expected entering the year, subsistent. So there was nothing that changed due to the macro that we’re talking about. Mr. Karnovsky: Thanks for that clarity. Mr. Krakowsky: All right. Thank you. Operator: Thank you. Our next question comes from Jason Bazinet from Citi. You may go ahead. Jason B. Bazinet, Citi: I just had a quick question on working capital. You called out that low capital use in the first quarter. But I was just going back to my model; I haven’t seen a number that low in over 20 years. So can you just unpack that a bit? Has anything changed in the way you’re running the business? Is it account-loss related? Or what drove such a small number? Ellen Johnson, Executive Vice President, Chief Financial Officer: First of all, thank you for the question, and thank you for noting the historical low. However, as we say every quarter, working capital is volatile. We’re very disciplined on how we manage it. That doesn’t change from quarter to quarter, from when we onboard a client to the management of payables: extreme discipline, and really consistent processes. It’s just volatile. And whether you get paid on the 30th, or the 31st, or the 1st or the 2nd makes a big difference.

14 This quarter, there was a slight influence from the restructuring that benefited a little bit, but it still was a low. But I don’t think anything structurally changed. I think you will see the volatility continue. Mr. Bazinet: Okay. Thank you. Philippe Krakowsky, Chief Executive Officer: Thank you. Operator: Thank you. Our next question comes from Cameron McVeigh from Morgan Stanley. You may go ahead. Cameron McVeigh, Morgan Stanley: Hi, thanks. Just had a couple. Philippe Krakowsky, Chief Executive Officer: Hi, Cameron. Mr. McVeigh: I was curious: how you would characterize the pricing environment and how you’re thinking about how pricing power is trending in the industry and at IPG specifically? And then, secondly, just the latest on any potential client conflicts you may have seen with the transaction with Omnicom and whether that has impacted the guide or expectations at all. Thanks. Mr. Krakowsky: On the latter, I mean, we are now five months in, right? And I think that we’ve been clear throughout that the industry’s come a long ways relative to the conflict issue. The nature of what we do, the services we bring kind of are core to how companies do more than “advertising,” but, ultimately, really how they go to market across a range of marketing and sales channels. So, at this point, we’ve not seen anything in that regard. It’s hard not to then be superstitious and say, hold on a minute, why did you ask me that question? But clients, as we’ve said throughout, are very supportive, right? They see that there are going to be meaningful benefits, whether it’s in terms of the range and sophistication of offerings, inclusive of media. Which maybe goes to the question you asked, the first part of your question. The geographic complementarity, just a lot of the things that we’ve called out about the benefits of bringing a range of capabilities that is both very, very broad and very, very forward-looking, and then being able to continue to invest behind those. So as we said, we stay close to clients independent of the macro. But so far, all the signals there are positive.

15 And then on your pricing question, I think we’ve been answering versions of that question for some time as an industry, right? Where there was the kind of, hey, to what extent is procurement a part of the conversations? To what extent do you have to demonstrate to clients that they’re getting better, but they’re also getting better with the benefits of efficiencies? So I don’t know that we’re seeing anything, and I’ll happily ask Ellen to jump in on this, but I don’t think we’ve seen anything that is sort of out of line with a sort of fairly long-standing trend line for the industry. Ellen Johnson, Executive Vice President, Chief Financial Officer: No, I completely agree. It’s been competitive, and it remains competitive, but that’s just part of the business. Mr. McVeigh: Got it. Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. Our next question comes from Michael Nathanson from MoffettNathanson. You may go ahead. Philippe Krakowsky, Chief Executive Officer: Thank you, Michael. Michael Nathanson, MoffettNathanson Research: Good morning, Philippe. Philippe, I have a question for you. I asked John this question as well. Given the opportunity to create a bigger and better company, I kind of wonder, what’s new business activity look like in terms of pitches? I would think as clients await this combination, I would hold off looking for new partners. So can you talk a bit about the environment you’re seeing, the new business activity for you all? And then, for Ellen, on the headcount changes, is there any way to mention how much of that is organic versus tied to dispositions of those assets? Thanks. Mr. Krakowsky: All right. I’ll let Ellen take that one, and then I’ll jump back in. Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. We’ve said that the organic change was 6.5%. So that was part of the prepared remarks. And we are very focused as part of our transformation efforts on many things and many ways of becoming more efficient. Part of that is a focus on greater centralization. We began that process well over a year ago by implementing common systems and technology, and now we’re moving from a much more of a federated approach to a much more centralized operating model for many of our support functions, including finance, HR and IT.

16 We’re also really looking at standardizing processes and creating centers of excellence, which will yield — continue to yield — greater efficiencies and give us more of an opportunity to focus on right-shoring. In addition, on the agency side, we’re really focused on driving platform benefits in key client-facing areas, such as production and analytics. And we’re streamlining and simplifying certain of our organizational structures, really optimizing spans and layers of management. So that’s really where you’re seeing the organic change coming from. Mr. Krakowsky: On your question around new business, I think what’s interesting is that it’s — new business is definitely — the environment is, I’d say, sort of moving along. It’s kind of happening at a level that’s sort of a mid-range level. I think the macro might play a role as well, and that if you sort of think about when we’ve gone through more challenging economic cycles, and given that there’s a lot of uncertainty out there right now, it does beg the question about whether or not a marketer wants the incremental sort of challenge of changing partners or assessing partners. And then, as I think you’ve probably heard or read, John and I have spent some time with the intermediaries who clearly run a lot of those processes, so that there can be clarity on their part in terms of kind of how we see the world and ultimately the ways in which the combined company will stand out. And, as we’ve said, we believe we’ll bring an unmatched set of capabilities and skills. But we’ve also reiterated that in the interim and until such time as we get all the way through regulatory, it’s business as usual. And so, if you are going to be in market, you clearly should consider both companies. Interestingly, I guess I misspoke because as we were here, we just cleared six: so, Singapore just gave us the green light. So, I would say that new business activity industry-wide is solid. TBD whether or not the macro will impact it. And then, clients are pretty thoughtful. They’re very sophisticated, and they understand what the benefits will be/could be when our companies come together. And if that informs their decision about how and when to think about who their partner should be, that’s clearly a decision that they will make. But we’re not seeing dramatic change based on that. Mr. Nathanson: Thanks. Mr. Krakowsky: Sure.

17 Operator: Thank you. Our next question comes from Daniel Osley from Wells Fargo. You may go ahead. Daniel Osley, Wells Fargo: Thank you. A question on margin: how should we think about the margin impact of the restructuring actions you’ve taken to date and will see over the remainder of the year? And how much of the run-rate savings will you capture in this fiscal year? And then, as a follow-up, what areas drove the upside to the restructuring savings target? Philippe Krakowsky, Chief Executive Officer: I’ll let Ellen start. Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. So when we announced the transformational efforts or the restructuring in February, we said the in-year savings would be $250. We’ve now increased the amount of the expected charge to $300 million to $350. And on a run-rate annualized basis, we’re also increasing the benefits we’re seeing to at least $300 to $350, which we say will accrue to the newly larger organization. And there’s very little duplication, I’ll add, with the $750 that is related to the Omnicom acquisition. We are just — all the areas that I outlined, we’re just seeing more opportunities, and we’re moving at speed to achieve them. So whether that’s the centralization, whether that’s optimizing the spans and layers of management, whether that’s streamlining, more opportunities to reduce our real estate footprint, as well as rationalizing underutilized assets. So the more we’re getting into the transformation efforts, the more opportunity we’re finding, and we’re moving at speed to capitalize on them. Mr. Krakowsky: There’s nothing that new in terms of an area of focus for us in terms of where we’re centralizing, how we’re standardizing, kind of where we’re thinking about offshoring or what you could refer to as platforming. It’s just that as the work has begun, we’ve just seen more opportunity to rethink, whether it’s structures or really whether it’s ways of working. Mr. Osley: Thank you. Mr. Krakowsky: Thank you.

18 Operator: Thank you. Our next question comes from Julien Roch from Barclays. You may go ahead. Julien Roch, Barclays: Yes. Good morning, Philippe, Ellen, Jerry. Thanks for taking my questions. No strategy, only numbers. So can we have an idea of how much of the $300 to $350 restructuring is cash versus noncash? Looks like it was around 50-50 in Q1, but for full year and for next year? First question. Then, when will this cash restructuring take place? Only in ’25 or some in ’26? Can we have an idea of the phasing? And then an idea of the timing of the benefits between ’25, ’26 and ’27? And then on FX, if the rate or the exchange rates don’t change at all for the rest of the year, can we have an idea of the impact Q2, Q3, Q4? Thank you. Ellen Johnson, Executive Vice President, Chief Financial Officer: Good morning. I’ll start with the FX, which, if the rates continue, we’re projecting about negative 60 basis points for the full year. As far as the timing of the savings in cash and noncash, I’ll start with cash and noncash first. I would expect the ratio that you saw in Q1 to continue through the full program. We’re expecting to complete our program by the end of the year, with the majority of the expense takeout or the charges to be realized in the first half. The savings for the in-year are, we believe, as we originally but with larger savings on run-rate basis in ’26 and beyond. They are structural savings, so they should be enduring. Philippe Krakowsky, Chief Executive Officer: Yes. They’re structural. Mr. Roch: Okay. But we’re not going to get the whole $300 and $350 in ’26 right? I mean, if you had to venture how much of that we’ll get in ’26 versus later? Ms. Johnson: The approximate $250 is what we’re saying for ’25, and the $300 to $350 should be in ’26, and beyond. Mr. Krakowsky: And recurring beyond. Ms. Johnson: Exactly. Mr. Roch: Okay, so we get the whole benefit from ’26, and then, obviously, the same number going forward. Okay. All right. Thank you very much.

19 Mr. Krakowsky: Exactly. Mr. Roch: Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. Our last question comes from Craig Huber of Huber Research Partners. You may go ahead. Craig A. Huber, Huber Research Partners: Thank you. Philippe Krakowsky, Chief Executive Officer: Hey, Craig. Mr. Huber: Hey, good morning. Thank you. I know we only have a few minutes here. Can you just update us on your AI efforts? How are you feeling about that in terms of services enhancements, product enhancements, versus cost-savings? Are you seeing those AI cost-savings in the quarter we just finished? Thank you. Mr. Krakowsky: I mean, I think Ellen can speak to if you think, if you’re asking, on the efficiency side, and then obviously I’m happy to talk about how it’s integrated or sort of add to what was in the prepared remarks about kind of how it’s being integrated on the capabilities and client-facing side. Ms. Johnson: Yes. I mean, as we’re moving to more common systems, and AI is a component of that, I think you will still see — I think it’s still early stages, right, where we’re baking it into as many places as we can. We’ve had training across a lot of the corporate groups to really stimulate intellectual curiosity on all the different use cases. We’re using it in our shared services centers to automate more processes, but as we continue to standardize and move into right-shoring, there will be more and more AI capabilities baked in. So I say we’re seeing some, but it’s still early innings, and there’s a lot more to come. Mr. Krakowsky: And then on the client service capability product side, we’ve talked about this in the past, and I know you’ve paid close attention to, in the Acxiom business and across Mediabrands, it’s a — the technology, whether it was machine learning or otherwise, is something that’s really been core to what we’ve been doing for a number of years.

20 The impact of gen AI, the rate of adoption across the Group has been, I think, increasing quite dramatically in the last six to 12 months. I called out something that I actually just spent some time with some clients on the earned, owned social side and how it’s really become core to how we’re going to market in that whole part of the sector of the business. I think across the consumer ad agencies, whether at an FCB, at a Deutsch, and McCann, you’re definitely seeing it being incorporated into a broad range of everything, from the way in which we do strategy work and define audience opportunities, so that it’s really a business conversation with a client all the way through to the kind of smart production and delivery of content. And then the ability to then track that content and understand how consumers are interacting with that content. Which I think is interesting because it will increasingly open the opportunity for more accountability and more signal back and, therefore, on the creative sides of the business, I think, a revenue model that’s more performance- based. So I think we’re pleased at the degree to which AI is being incorporated, to Ellen’s point, on the processes, how we run the business, but also the delivery of service and product to clients. Mr. Huber: Great. Thank you, both. Mr. Krakowsky: Thank you. Philippe Krakowsky, Chief Executive Officer: I think I understood that to be the last question. So, as I said, we appreciate the attention. We look forward to updating you again in a couple months’ time, and a lot can happen in those few months. So everybody here will be very focused on what we laid out, which is just our clients and delivering for them. Thank you. Operator: Thank you. This concludes today’s conference. You may disconnect at this time.

21 CAUTIONARY STATEMENT This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements regarding goals, intentions, and expectations as to future plans, trends, events, or future results of operations or financial position, constitute forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “intend,” “could,” “would,” “should,” “will likely result” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results and outcomes to differ materially from those reflected in the forward-looking statements. On December 8, 2024, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Omnicom Group Inc. (“Omnicom”), pursuant to which a merger subsidiary of Omnicom will merge with and into IPG, with IPG surviving the merger as a direct wholly owned subsidiary of Omnicom. The forward-looking statements in this transcript, other than the statements regarding the proposed merger transaction with Omnicom, do not assume the consummation of the proposed transactions unless specifically stated otherwise. Actual results and outcomes could differ materially for a variety of reasons, including, among others:  risks relating to the pending merger transaction with Omnicom, including: the occurrence of any event, change, or other circumstances that could delay or prevent closing of the proposed transactions with Omnicom, or give rise to the termination of the Merger Agreement; unanticipated costs or restrictions resulting from regulatory review of the merger transactions; restrictions on our business activities imposed by the Merger Agreement; costs incurred in connection with the merger and subsequent integration with Omnicom; litigation risks relating to the merger; any failure to integrate successfully the business and operations of Omnicom and IPG in the expected time frame, to realize all of the anticipated benefits of the combination or to effectively manage the combined companies’ expanded operations; and any merger-related loss of clients, service providers, vendors, or other business counterparties;  the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;  our ability to attract new clients and retain existing clients; including as a result of the announced merger transaction with Omnicom;  our ability to retain and attract key employees; including as a result of the announced merger transaction with Omnicom;  unanticipated changes in the competitive environment in the marketing and communications services industry, including risks and challenges from new or developing technologies such as artificial intelligence (AI);

22  risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in interest rates, inflation rates and currency exchange rates;  the economic or business impact of military or political conflict in key markets; or any significant market disruptions as a result of factors like public health crises;  developments from changes in the regulatory and legal environment for advertising and marketing services companies around the world, including laws and regulations related to data protection and consumer privacy;  the impact on our business as a result of general or directed cybersecurity events; and  risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a challenging economy, and potential adverse effects if we are required to recognize impairment charges or other adverse accounting- related developments. Investors should carefully consider the foregoing factors and the other risks and uncertainties that may affect our business, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K, and our other SEC filings. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any of them in light of new information, future events, or otherwise.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended March 31, 2025					
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Deal Costs[2]	Net Losses on Business Dispositions[3]	**Adjusted Results (Non-GAAP)**
Operating Income/(Loss) and Adjusted EBITA before Restructuring Charges & Deal Costs[4]	$ (42.0)	$ (20.4)	$ (203.3)	$ (4.8)		$ 186.5
Total (Expenses) and Other Income[5]	(52.4)				$ (36.4)	(16.0)
Income/(Loss) Before Income Taxes	**(94.4)**	**(20.4)**	**(203.3)**	**(4.8)**	**(36.4)**	**170.5**
Provision for (Benefit of) Income Taxes	(9.2)	4.2	49.6	0.2	1.5	46.3
Equity in Net Loss of Unconsolidated Affiliates	(0.1)					(0.1)
Net Income Attributable to Non-controlling Interests	(0.1)					(0.1)
Net Income/(Loss) Available to IPG Common Stockholders	$ (85.4)	$ (16.2)	$ (153.7)	$ (4.6)	$ (34.9)	$ 124.0
Weighted-Average Number of Common Shares Outstanding - Basic	372.5					372.5
Dilutive effect of stock options and restricted shares	2.5					2.5
Weighted-Average Number of Common Shares Outstanding - Diluted	375.0					375.0
Earnings/(Loss) per Share Available to IPG Common Stockholders[6]:						
Basic	$ (0.23)	$ (0.04)	$ (0.41)	$ (0.01)	$ (0.09)	$ 0.33
Diluted	$ (0.23)	$ (0.04)	$ (0.41)	$ (0.01)	$ (0.09)	$ 0.33

[1] Restructuring charges for the three months ended March 31, 2025 relate to new actions, including severance, lease terminations, and other restructuring items designed to drive significant structural expense savings.

[2] Consists of deal costs recorded in the first quarter of 2025 related to the planned acquisition of IPG by Omnicom.

[3] Primarily relates to net losses as a result of complete dispositions of businesses.

[4] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges and Deal Costs on page 24.

[5] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[6] Earnings/(Loss) per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

23

24 THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED) Three Months Ended March 31, 2025 2024 Revenue Before Billable Expenses $ 1,996.3 $ 2,182.9 Non-GAAP Reconciliation: Net Income (Loss) Available to IPG Common Stockholders $ (85.4) $ 110.4 Add Back: Provision for Income Taxes (9.2) 47.3 Subtract: Total (Expenses) and Other Income (52.4) (23.6) Equity in Net Income (Loss) of Unconsolidated Affiliates (0.1) 0.3 Net Income Attributable to Non-controlling Interests (0.1) (3.2) Operating Income (Loss) (42.0) 184.2 Add Back: Amortization of Acquired Intangibles 20.4 20.7 Adjusted EBITA $ (21.6) $ 204.9 Adjusted EBITA Margin on Revenue before Billable Expenses % (1.1) % 9.4 % Restructuring Charges 203.3 0.6 Deal Costs 4.8 — Adjusted EBITA before Restructuring Charges and Deal Costs $ 186.5 $ 205.5 Adjusted EBITA before Restructuring Charges and Deal Costs Margin on Revenue before Billable Expenses % 9.3% 9.4 % Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended March 31, 2024				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 184.2	$ (20.7)	$ (0.6)		$ 205.5
Total (Expenses) and Other Income[3]	(23.6)			$ (6.8)	(16.8)
Income Before Income Taxes	**160.6**	**(20.7)**	**(0.6)**	**(6.8)**	**188.7**
Provision for Income Taxes	47.3	4.2	0.1	(1.1)	50.5
Equity in Net Income of Unconsolidated Affiliates	0.3				0.3
Net Income Attributable to Non-controlling Interests	(3.2)				(3.2)
Net Income Available to IPG Common Stockholders	$ 110.4	$ (16.5)	$ (0.5)	$ (7.9)	$ 135.3
Weighted-Average Number of Common Shares Outstanding - Basic	378.4				378.4
Dilutive effect of stock options and restricted shares	2.2				2.2
Weighted-Average Number of Common Shares Outstanding - Diluted	380.6				380.6
Earnings per Share Available to IPG Common Stockholders[4]:					
Basic	$ 0.29	$ (0.04)	$ (0.00)	$ (0.02)	$ 0.36
Diluted	$ 0.29	$ (0.04)	$ (0.00)	$ (0.02)	$ 0.36

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

25